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                                                                   EXHIBIT 10.16

                             THE TIMBERLAND COMPANY
                    2006 SMARTWOOL INTEGRATION BONUS PROGRAM

                               (effective 1/1/06)

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                             THE TIMBERLAND COMPANY
                    2006 SMARTWOOL INTEGRATION BONUS PROGRAM

      This instrument sets forth the terms of The Timberland Company 2006 SmartWool Integration Bonus Program. The Program is established under The Timberland Company 1997 Incentive Plan, and amounts paid under the Program are intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code.

      1. Purpose. The purpose of the Program is (a) to attract, retain and motivate key employees of outstanding ability; and (b) to provide competitive incentive pay paid in cash only to certain key employees in exchange for their attainment of specified Performance Goals.

      2. Definitions. The following terms shall have the following meanings unless the context indicates otherwise.

            (a) "Affiliate" shall mean any corporation or other entity owning, directly or indirectly, 50% or more of the outstanding Stock of the Company, or in which the Company or any such corporation or other entity owns, directly or indirectly, 50% or more of the outstanding capital stock (determined by aggregate voting rights) or other voting interests.

            (b) "Award" shall mean an opportunity to earn incentive pay, in the form of cash, based on performance, as described in Section 5.

            (c) "Award Period" shall mean the calendar year period commencing January 1, 2006, and shall be the measurement period during which Goal attainment shall be determined.

            (d) "Board" shall mean the Board of Directors of The Timberland Company.

            (e) "Code" shall mean the Internal Revenue Code of 1986, as from time to time amended.

            (f) "Committee" shall mean the Management Development and Compensation Committee of the Board.

            (g) "Company" shall mean The Timberland Company.

            (h) "Participant" shall mean an employee of the Company or an Affiliate in salary grade twelve (12) or above who is designated by the Committee to receive an Award.

            (i) "Performance Goal" or "Goal" shall mean the financial objective that must be met to earn incentive pay.

            (j) "Performance Measure" shall mean SmartWool Operating
      Contribution.

            (k) "Plan" shall mean The Timberland Company 1997 Incentive Plan, as amended.

            (l) "Program" shall mean The Timberland Company 2006 SmartWool Integration Bonus Program.

            (m) "Section 162(m) Participant" shall mean the chief executive officer (CEO) or one of the four highest paid officers of the Company (other than the CEO) on the last day of the taxable year, for purposes of the executive compensation disclosure rules under the Securities Exchange Act of 1934.

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            (n) "SmartWool Operating Contribution" shall mean revenue, less cost of goods sold and less operating expenses directly attributable to the SmartWool business, as stated in the accounting records of the Company.

            (o) "Stock" shall mean Class A Common Stock of the Company, par value $.01 per share.

      3. Administration. The Program shall be administered by the Committee, in accordance with the terms of the Plan. The Committee shall have sole and complete discretion with respect to the exercise of all permissive powers and authority granted to the administrator under the Plan; provided, however, the Committee may not exercise its discretion to increase the amount of incentive pay that would be otherwise due a Section 162(m) Participant upon attainment of a Performance Goal. All actions, determinations, and decisions of the Committee shall be final, conclusive, and binding on all parties.

      4. Participation. The Committee shall designate in writing the employees who shall participate during the Award Period as soon as practicable and not later than 90 days after the start of the Award Period. The Participants (Schedule A attached) were designated by the Committee at its meeting on March 1, 2006.

      5. Awards. An Award shall be established in writing by the Committee for each Participant as soon as practicable and not later than 90 days after the beginning of each Award Period. The Awards will be expressed as an opportunity to receive a cash bonus; may vary according to a Participant's salary grade or position; and will be based on the attainment of a specific Performance Goal described in Section 6. The Award for a Section 162(m) Participant shall not be changed or modified during the Award Period to increase the amount of incentive pay that would otherwise become payable. The Award level for each Participant was established by the Committee at its meeting on March 1, 2006. (Schedule B attached shows the Awards for the Award Period.)

      6.    Performance Measures and Goals.

            (a) The Committee shall establish in writing the Performance Measure (or Performance Measures) and the Goals as soon as practicable and not later than 90 days after the beginning of each Award Period. Performance Goals for a Section 162(m) Participant shall not be changed or modified during an Award Period to increase the amount of incentive pay that would otherwise become payable. The Performance Measure and Goal were established by the Committee at its meeting on March 1, 2006 (Schedule C attached sets forth the Performance Measure and Goal for the Award Period).

            (b) The SmartWool Operating Contribution will be adjusted to exclude the cumulative effect of changes in Generally Accepted Accounting Principles, extraordinary items of loss or expense and any other unusual or nonrecurring items of loss or expense. Any such adjustment shall be made only to the extent the item is separately identified on the Consolidated Statement of Earnings in the Corporation's Annual Report; the Notes to the Consolidated Financial Statements; or in the Management Discussion & Analysis section of the Corporation's Annual Report and is objectively quantifiable in the Company's accounting records as reviewed by the Company's independent auditors.

      7.    Award Payout Calculation.

            (a) Award payouts shall be conditioned on attainment of the Performance Goal. No payouts shall be made unless the Goal is attained, and a payout shall not be increased to the extent the Goal is surpassed.

            (b) The Company's independent public accountants shall audit the Company's Award calculations following the close of the Award Period.

            (c) The Committee shall promptly approve or disapprove Award payouts for all Participants following completion of the independent audit. The Committee retains discretion to reduce or eliminate any Award payout that may be due upon attainment of the Performance Goal.

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      8.    Award Payment.

            The Award payout shall be made in the form of cash as soon as practicable and not later than March 31 following the close of the Award Period, subject to the independent audit. To be eligible to receive a payout, a Participant must be employed by the Company or an Affiliate on the payment date.

      9.    Employment

            Receiving an Award or Award payout shall not give any Participant the right to be retained in the employment of the Company or an Affiliate, or affect the right of the Company or an Affiliate to discharge or discipline a Participant.

      IN WITNESS WHEREOF, The Timberland Company has caused this document to be executed by its duly authorized officer on this 9th day of March, 2006.

                                  THE TIMBERLAND COMPANY

                                  By: /s/ Bruce A. Johnson
                                      Its  Senior Vice President-Human
                                           Resources

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                             THE TIMBERLAND COMPANY
                    2006 SMARTWOOL INTEGRATION BONUS PROGRAM

                            Schedule A - Participants

                                  PARTICIPANTS

      Jeffrey B. Swartz: President and Chief Executive Officer

      Kenneth P. Pucker: Executive Vice President and Chief Operating Officer

      Brian P. McKeon: Chief Financial Officer and Executive Vice President, Finance and Administration

      Michael J. Harrison:  Senior Vice President, Worldwide Sales and Marketing

      Gary S. Smith:  Senior Vice President, Supply Chain Management

      Marc Schneider:  Senior Vice President, Global Product Management

      Bruce A. Johnson:  Senior Vice President, Human Resources

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                             THE TIMBERLAND COMPANY
                    2006 SMARTWOOL INTEGRATION BONUS PROGRAM

                               Schedule B - Awards

PAYMENT YEAR                  CASH BONUS VALUE (000)
------------                  ----------------------
Jeffrey B. Swartz                      $60

Kenneth P. Pucker                      $40

Brian P. McKeon                        $30

Michael J. Harrison                    $25

Gary S. Smith                          $25

Marc Schneider                         $20

Bruce A. Johnson                       $20

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                             THE TIMBERLAND COMPANY
                    2006 SMARTWOOL INTEGRATION BONUS PROGRAM

                    Schedule C - Performance Measure and Goal

                          PERFORMANCE                      PERFORMANCE
   AWARD PERIOD            MEASURE          WEIGHTING         GOAL
  -------------          ------------       ---------      -----------
1/1/06 - 12/31/06          SmartWool          100%           $_____
                           Operating
                         Contribution